Exhibit

Exhibit Description

99.1	Announcement of the United Microelectronics Corporation’s (the Company) submission period applicable to the ADR holders of the Company

Exhibit 99.1

United Microelectronics Corporation

March 26, 2008

The United Microelectronics Corporation’s (“the Company”) (NYSE:UMC) 2008 Submission Period applicable to ADR holders of the Company for the submission of shareholder proposals will begin from April 8 and end on April 16, 2008. For any enquiry, please contact Citibank Shareholder Services at 1-877-CITI-ADR (248-4237).